Exhibit 99.1

Ampio Pharmaceuticals’ Executes License and Development Agreement with Daewoong Co. Ltd. to Commercialize Zertane in South Korea

GREENWOOD VILLAGE, Colo., Sept. 8, 2011 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ:AMPE—News) (“Ampio” or the “Company”), a company that discovers and develops new uses for previously approved drugs and new molecular entities (“NMEs”), today announced a license and development agreement with Daewoong Pharmaceuticals Co. Ltd., providing Daewoong Co. Ltd. exclusive rights to market Zertane™ in South Korea for the treatment of premature ejaculation (PE) and for a combination drug, utilizing Zertane™ and another erectile dysfunction drug (PDE5 inhibitors and others), to simultaneously treat premature ejaculation and erectile dysfunction (ED).

About Daewoong Co. Ltd.

Daewoong is a leading pharmaceutical company in South Korea, ranking #1 in prescription drugs sold and #2 in manufacturing with more than $600 million in annual revenues and growing at an impressive rate over the last four years. Daewoong was founded in 1945, trades on the South Korean stock exchange and employs over 1,400 people. Their success is the result of meticulous marketing research aimed at uncovering and adding products to their robust pipeline. They also have demonstrated an impressive ability to launch new products and execute on commercial strategies utilizing over 800 sales and marketing professionals.

Zertane™ Strategy

Don Wingerter, Ampio’s CEO, noted : “Since our June 17, 2011 press release summarizing the positive clinical results of the two European Phase III trials of Zertane™, we have been contacted by numerous companies from all regions of the world seeking to license Zertane™. As regulatory pathways and cultural attitudes vary from country to country, we have decided that optimizing Zertane™ sales around the world is best accomplished with country and region specific partners, each carefully chosen, and not with a single global partner. Each partner must have a strong presence and be committed to, and capable of, mounting a comprehensive campaign to launch and grow the sales of the product. In South Korea, it was clear that Daewoong was the ideal partner for Ampio.” Mr. Wingerter continued :”As Zertane™ is patent protected in 32 countries, Ampio is pursuing similar agreements with additional regional partners, some of whom already have market approval for the active ingredient of Zertane™ in various formulations, thereby accelerating time to market.

The License Agreement

The agreement for the South Korean territory provides Ampio with multi million dollar upfront, regulatory and sales related milestone payments, and a royalty stream equal to 25% of net sales less Ampio’s transfer price. In addition, Daewoong’s has made substantial financial commitments to mount an aggressive sales and marketing campaign for Zertane™ and will also fund a full Phase III clinical trial for Ampio’s follow on combination PE/ED drug.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions .These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, successful commercialization and marketing of Zertane™ and the combination drug in Korea, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

Ampio Pharmaceuticals, Inc.

720-437-6500